ATEL Capital Equipment Fund VIII, LLC

                          Supplement dated May 31, 1999
                    to the Prospectus dated December 7, 1998
                    of ATEL Capital Equipment Fund VIII, LLC
                                  (the "Fund")
        (to be used in conjunction with supplement dated April 30, 1999)


The Fund's Prospectus is hereby supplemented as set forth on the following pages. This supplement is a part of and must be accompanied by the Fund's Prospectus dated December 7, 1998. Terms not otherwise defined herein have the meaning as defined in the Prospectus.

Equipment Acquisitions

Set forth below is a summary of the Equipment acquisitions and leases entered into or identified by the Fund as of the date of this supplement.

                             EQUIPMENT ACQUISITIONS


                                                 Equipment         Commence      Acquisition       Indebt-    Lease    Lease
                          Lessee                    Type         Date(s) (1)      Price (2)       edness (3) Term (4) Type (5) Notes
                          ------                    ----         -----------      ---------       ---------- -------- -------- -----

Leases Funded:
BJ's Wholesale Club, Inc.       Forklifts                           Apr-99            $ 594,748         $ -     60      HP
Consolidated Diesel             Telephone System                    Feb-99              406,030           -     55      HP
   Company
General Electric Company        Machining centers                   Mar-99              352,000           -     84      HP     (6)
General Electric Company        Extruder systems                    May-99              281,595           -     60      OL     (7)
General Electric Company        Machining centers                   May-99              670,672           -     84      HP     (6)
General Electric Company        Machining centers                   Aug-99              223,509           -     84      HP     (6)
General Electric Company        Radiographic Inspection Facility    Jun-99               43,875           -     84      HP     (6)
Omnicom Group, Inc.             Office Automation                   Oct-98            1,749,913           -     36      HP
Omnicom Group, Inc.             Office Furniture                    Oct-98              321,976           -     60      FP
Overnite Transportation         Conventional Tractors               Apr-99            2,080,400           -     48      OL
   Company
Sebastiani Vineyards, Inc.      Bottle Filler                       Jul-99               98,237           -     84      FP
Southwest Airlines Company      Boeing 737 Aircraft                 Mar-99            3,238,500           -     50      OL
Staples, Inc.                   Point of sale                       Jan-99            2,410,939           -     60      FP
Staples, Inc.                   Point of sale                       Apr-99              681,910           -     60      FP
TASC, Inc.                      Office Automation                   Jul-99              110,036           -     36      FP
Transamerica Leasing, Inc.      Intermodal Containers               Dec-98            8,500,000           -     120     FP
Universal City Development      Point of sale                       Apr-99              668,474           -     60      FP
   Partners
Universal City Development      Office Automation                   Jul-99              289,072           -     36      FP
   Partners
Williams Distributed            Micro Turbine Systems               May-99              280,500           -     60      HP     (8)
   Power Services, Inc.
                                                                               ----------------- -----------
                    Total funded as of May 31, 1999:                                 23,002,386           -
                                                                               ----------------- -----------

Leases Committed:
General Electric Company        Manufacturing                    May-99 to Oct-99     1,690,318           -     84      HP     (6)
General Electric Company        Manufacturing                    May-99 to Oct-99       211,092           -     84      HP     (6)
General Electric Company        Manufacturing                    May-99 to Aug-99     2,747,940           -     84      HP     (6)
General Electric Company        Manufacturing                    May-99 to Jul-99       218,405           -     60      OL     (7)
General Electric Company        Manufacturing                    May-99 to Jul-99       175,502           -     84      HP     (6)
Sebastiani Vineyards, Inc.      Food Processing                     Jun-99              254,647           -     84      HP
TASC, Inc.                      Office Automation                May-99 to Oct-99       693,469           -     36      FP
Universal City Development      Point of Sale Equipment          May-99 to Jul-99       144,021           -     60      FP
   Partners
Universal City Florida          Office Automation                May-99 to Oct-99       846,619           -     36      HP
   Partners
Williams Distributed            Micro Turbine Systems               May-99            3,544,500           -     60      HP     (8)
   Power Services, Inc.
                                                                               ----------------- -----------
                    Total committed as of May 31, 1999:                              10,526,513           -
                                                                               ----------------- -----------
                    Total Acquisition Price:                                       $ 33,528,899         $ -
                                                                               ================= ===========

                           NOTES

(1) In many cases, a Lease transaction is funded over a period of time according to the Lessee's requirements. Therefore, "Commence Date(s)" expressed as a range represents multiple Lease commencement dates occurring or anticipated under the same Lease line.


(2) "Acquisition Price" includes either amounts committed to Lessees for funding by the Program, or actual Equipment acquisition costs as of April 30, 1999. All figures are rounded to the nearest dollar. For any transactions which are not fully funded, the "Acquisition Price" may change as a result of ongoing fundings. To the extent that the transaction is not fully funded, the information in the table represents the Managing Member's best estimates as to the size, timing and terms of the transaction upon full funding, based on the outstanding lease commitment, its discussions with the lessee, the current and anticipated availability of Fund capital and other factors. There can be no assurance, however, that the portion of the transaction which has not been funded will be completed as described.

(3) "Indebtedness" is the original principal amount of the debt acquired or assumed by the Fund in order to acquire the Equipment and leverage the Acquisition Price of the Equipment. Although transactions may originally be purchased for all cash, the Managing Member may subsequently leverage equipment in order to achieve an overall debt-equity balance for the portfolio.

(4) "Lease Term" is expressed in terms of months, although actual Lease Terms may be monthly, quarterly, semiannual or annual.

(5) A designation of "FP" indicates that the aggregate rents to be received during the Lease Term equal or exceed the Acquisition Price of the Equipment. A designation of "HP" indicates that the aggregate rents to be received during the Lease Term equal or exceed 90% of the Acquisition Price of the Equipment. A designation of "OL" indicates that the aggregate rents to be received during the Lease Term are less than 90% of the Acquisition Price of the Equipment.

(6) Lessee is GE Aircraft Engines.

(7) Lessee is GE Plastics.

(8) Guaranteed by Williams Holdings of Delaware, Inc.